Exhibit 10.1

THE McCLATCHY COMPANY
2010 SENIOR EXECUTIVE RETENTION BONUS PLAN
(As Adopted Effective January 25, 2010)

Purpose.  The purpose of The McClatchy Company's 2010 Senior Executive Retention Bonus Plan (the "Plan") is to motivate and reward eligible senior executive officers ("SEOs") for dedicated performance towards stabilizing the company’s financial outlook following a period of significant economic turmoil, by providing this supplemental opportunity to increase cash compensation for 2010 should The McClatchy Company's ("McClatchy") performance in operating cash flow for 2010 be determined by McClatchy’s Board of Directors (the “Board”) to be sufficient to fund the supplemental company contribution under The McClatchy Company 401(k) Plan (the “401(k) Plan”).  This Plan has been approved by the Board.  No shareholder approval is required to give effect to the terms of the Plan.  The Compensation Committee of McClatchy’s Board (the “Committee”) is responsible for administration of the Plan and shall make all determinations under the Plan, including whether the criteria has been satisfied for retention bonus payments under the Plan.

Covered Individuals.  The individuals holding the following SEO positions on January 1, 2010 shall be participants in the Plan (the “Participants”):  the Vice Presidents, Operations, the Vice President, Finance and Chief Financial Officer, the Vice President, Interactive Media, the Vice President, Human Resources and the Vice President, General Counsel and Corporate Secretary.

Amount of Bonus.  The Committee shall notify each Participant of the amount of bonus he/she will be eligible to receive.

Payment of Bonus.   If for 2010 the Board determines to fund the supplemental company contribution under the 401(k) Plan, retention bonuses shall be payable under this Plan for 2010.  Any such retention bonus shall be paid by March 15, 2011 following certification in writing by the Committee that the bonus criteria has been achieved, and subject to the following additional conditions:

•	Except as next provided, a Participant will only be entitled to receive payment of a bonus under this Plan if he or she remains an employee of McClatchy or an affiliate on the bonus payment date;
•
Notwithstanding the condition just described, the Participant shall be entitled to receive the entire bonus payment, if the bonus criteria are achieved, even though no longer an employee on the bonus payment date, if the Participant ceased to be an employee on account of death, Disability (as defined under the 401(k) Plan), early retirement under The McClatchy Company Retirement Plan, involuntary termination without Cause or resignation on account of Good Reason.

Cause.  For purposes of this Plan, “Cause” shall mean (a) a willful failure by the Participant to substantially perform the duties of his or her position with McClatchy, other than a failure resulting from the Participant’s complete or partial incapacity due to physical or mental illness or impairment, or (b) a willful act by the Participant which constitutes gross misconduct and which is materially injurious to McClatchy.  No act, or failure to act, by the Employee shall be considered “willful” unless committed without a reasonable belief that the act or omission was in McClatchy’s best interest.

Good Reason.  For purposes of this Plan, “Good Reason” means, with respect to a Participant, the occurrence of any of the following circumstances, without the Participant’s express written consent, unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof:  (a) a material diminution in employee’s base compensation; (b) a material diminution in Participant’s authority, duties, or responsibilities; (c) a material diminution in the budget over which Participant retains authority; (d) a change in the geographic location at which Participant must perform the duties from Sacramento, California; provided further that a resignation shall not be considered to have been on account of Good Reason unless the Participant provides McClatchy not less than 60 days’ advance notice in writing within 90 days of the initial occurrence of the condition that is the basis for such Good Reason and McClatchy does not correct the condition in the time frame described above.

Amendment and Termination.  Except as required by applicable law, no amendment to the Plan on or after January 1, 2010 will reduce the rights of Participants to any bonus payable under this Plan for the 2010 fiscal year.  The Plan automatically shall terminate following satisfaction of any and all obligations under the Plan.  Plan amendments will require stockholder approval only to the extent required by applicable law.